Exhibit 3.1

STATEMENT OF DESIGNATION OF THE

CUMULATIVE PREFERRED SHARES – SERIES B

OF SEASPAN CORPORATION

SEASPAN CORPORATION, a corporation organized and existing under the Business Corporations Act (the “BCA”) of the Marshall Islands (the “Corporation”), in accordance with the provisions of Section 35 thereof, does hereby certify:

The board of directors of the Corporation (the “Board of Directors”) has adopted the following resolution creating a series of 260,000 Preferred Shares (this and other terms shall have the same meaning as in the Articles of Incorporation, unless otherwise specified in this Statement of Designation or unless the context otherwise requires) of the Corporation designated as “Cumulative Preferred Shares—Series B”.

RESOLVED, that a series of Preferred Shares, par value $.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or special rights and qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

1. Designation. The distinctive serial designation of such series of Preferred Shares is “Cumulative Preferred Shares – Series B” (“Series B”). Each share of Series B shall be identical in all respects to every other share of Series B, except as to the respective dates from which the Series B Liquidation Preference shall increase, to the extent such dates may differ.

2. Number of Shares. The authorized number of shares of Series B shall be 260,000. Shares of Series B that are purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued Preferred Shares, provided that any such cancelled shares of Series B may be reissued only as shares of any series of Preferred Shares other than Series B.

3. Series B Liquidation Preference; Dividends.

(a)

Series B Liquidation Preference. Each share of Series B shall have an initial liquidation preference equal to US$100.00, which liquidation preference shall be subject to (i) increase by the per share amount of any accrued but unpaid dividends on the Series B (as described in Section 3(b) below) and (ii) decrease upon a distribution in connection with a Liquidation Event described in Section 4 below which does not result in payment in full of the Series B Liquidation Preference of such share of Series B (such amount, as adjusted pursuant to the foregoing, the “Series B Liquidation Preference”).

(b)

Dividends. Dividends on each share of Series B shall be cumulative and shall accrue at the Dividend Rate from the Original Issue Date until such time as the Company pays the dividend or redeems the shares in accordance with Clause 6 below, whether or not earned or declared, and whether or not there are profits, surplus, or other funds legally available for the payment of dividends. Dividends that are payable on Series B on any Dividend Payment Date will be payable to holders of record of Series B as they appear on the stock register of the Corporation on the 15th calendar day before such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

(c)

Holder shall be entitled to receive dividends from time to time out of any assets legally available therefor at the Dividend Rate per share, when, as, and if declared by the Board of Directors. Dividends, to the extent declared to be paid by the Corporation in accordance with the Statement of Designation, shall be paid quarterly on each Dividend Payment Date.

(d)

Dividends on the Series B shares shall be paid prior and in preference to any declaration or payment of any dividend on Junior Stock. So long as the Holder continues to hold any shares of Series B, no dividend shall be declared or paid on the Junior Stock unless all accrued and unpaid dividends for all past Dividend Periods, on all of the outstanding shares of Series B have been paid in full at the Dividend Rate. Any accrued but unpaid dividend shall accrete at a per annum rate equal to the then applicable Dividend Rate beginning 30 days after the Dividend Payment Date on which it would have initially been paid, if it had been declared, and ending on the day preceding its actual payment. The term Junior Stock is defined more fully in Section 7, but for purposes of clarity, Junior Stock includes the Class A Common Shares, Class B Common Shares and Class C Common Shares of the Corporation.

(e)	The Company shall not issue any stock which will rank ahead of the Series B stock, unless it obtains the consent of the Holder.

4. Liquidation Rights.

(a)

Liquidation Event. Upon the occurrence of any Liquidation Event, Holders shall be entitled to receive out of the assets of the Corporation or proceeds thereof available for distribution to shareholders of the Corporation, after satisfaction of all liabilities, if any, to creditors of the Corporation and subject to the rights of holders of any shares of Senior Stock or Parity Stock then outstanding in respect of distributions upon a Liquidation Event, and before any distribution of such assets or proceeds is made to or set aside for the holders of Common Shares and any other classes or series of Junior Stock as to such distribution, a liquidating distribution or payment in full redemption of such shares of Series B in an amount equal to the Series B Liquidation Preference. For purposes of clarity, upon the occurrence of any Liquidation Event, (i) any Liquidation Preference entitled to holders of any shares of Senior Stock then outstanding (which includes the Series A Preferred Stock) shall be fully satisfied before payment of the Series B Liquidation Preference and (ii)

holders of Junior Stock (which includes the Class A Common Shares, Class B Common Shares and Class C Common Shares of the Corporation) shall not be entitled to receive any distributions until the Holders have received the Series B Liquidation Preference. Holders of the Series B will not be entitled to any other amounts from the Corporation after they have received the Series B Liquidation Preference. The payment of the Series B Liquidation Preference shall be a payment in redemption of the Series B such that, from and after payment of the Series B Preference, any such share of Series B shall no longer be outstanding.

(b)

Partial Payment. If, in any distribution or payment described in Section 4(a) above, the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preference (as defined below) in full to all Holders and all holders of any Parity Stock, the amounts paid to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preference of the Holders and the holders of all such Parity Stock. In any such distribution, the “Liquidation Preference” of any holder of stock of the Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any accrued but unpaid dividends (if the terms of the stock of the Corporation so provide); for avoidance of doubt, in the case of the Series B, for the foregoing purposes, the Series B Liquidation Preference is the Liquidation Preference. Holders of the Series B will not be entitled to any other amounts from the Corporation after they have received the full amounts provided for in this Section 4 and will have no right or claim to any of the Corporation’s remaining assets. To the extent that the Holders receive a partial payment of their Series B Liquidation Preference, such partial payment shall reduce the Series B Liquidation Preference of their shares of Series B, but only to the extent of that amount.

(c)

Residual Distributions. If the Liquidation Preference on the Series B and any Parity Stock has been paid in full, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d)	Liquidation Notice. The Corporation shall give written notice of any Liquidation Event to each Holder not less than 30 days prior to the anticipated date of the Liquidation Event.

5. Voting Rights. Except as otherwise provided by applicable law, the Holders of outstanding shares of the Series B shall have no voting rights.

6. Redemption. The Corporation shall have the right at any time following the issuance of the Series B to redeem the Series B, from any source of funds legally available therefor. Such redemption shall occur on a date set by the Corporation (the “Redemption

Date”) which shall be no more than 60 days after the delivery by the Corporation of the Redemption Notice to the Holders; provided, however, that the Redemption Date may be set as an earlier date upon the mutual consent of the Corporation and the holders of at least 50% of the issued and then outstanding shares of Series B.

(a)

Redemption Price. The Corporation shall effect such redemption by paying cash for each share of the Series B equal to the Series B Liquidation Preference for such share on such Redemption Date (the “Redemption Price”).

(b)

Redemption Notice. Not less than 15 days prior to a Redemption Date, the Corporation shall give written notice by first class mail, postage prepaid, to each Holder of record (as of the 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given), at the address of such Holder last shown on the records of the Corporation, notifying such Holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder on such Redemption Date, the Redemption Date, the Redemption Price, and the place at which payment may be obtained and calling upon such holder to surrender to the Corporation in the manner and at the place designated, its certificate or certificates representing the shares of Series B (the “Redemption Notice”). On or after the Redemption Date, each Holder shall surrender to the Corporation the certificate or certificates representing such Holder’s Series B shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled.

(c)

Effect of Redemption; Partial Redemption. From and after the Redemption Date, all rights (except the right to receive the applicable Redemption Price, upon surrender of a certificate or certificates) of the Holders shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the Corporation elects to redeem less than all of the outstanding shares of Series B, Series B shares shall be redeemed ratably among the holders of the shares of Series B to be redeemed based upon the aggregate Redemption Price of such shares held by each such holder. The shares of Series B not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

(d)

Certificates, etc. Any shares of Series B that are redeemed or otherwise acquired by the Corporation will be canceled and will constitute Preferred Shares subject to designation by the Board of Directors as set forth in the Articles of Incorporation. If fewer than the total number of shares of Series B represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares of Series B will be issued to the holder thereof without cost to such holder within a reasonable time after surrender of the certificate representing the redeemed shares.

(e)	Redemption Priority. No equity securities ranking junior to the Series B shall be redeemed prior to the Series B.

7. Rank. Any stock of any class or classes or series of the Corporation shall be deemed to rank:

(a)

senior to shares of the Series B, either as to dividends or upon liquidation, dissolution or winding up, or both, if the holders of stock of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the Holders of shares of the Series B (the term “Senior Stock” being used to refer to any stock senior to the Series B, either as to dividends or upon liquidation, dissolution or winding up, or both, as the content may require). Senior Stock includes the Series A Preferred Stock;

(b)

on a parity with shares of the Series B, either as to dividends or upon liquidation, dissolution or winding up, or both, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Series B, if the holders of stock of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributed upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the Holders of shares of Series B (the term “Parity Stock” being used to refer to any stock on a parity with the Series B, either as to dividends or upon liquidation, dissolution or winding up, or both, as the content may require); and

(c)

junior to shares of the Series B, either as to dividends or upon liquidation, dissolution or winding up, or both, if such class or classes or series shall be common stock (including the Common Shares) or if the Holders of the Series B shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of stock of such class or classes or series (the term “Junior Stock” being used to refer to any stock junior to the Series B, either as to dividends or upon liquidation, dissolution or winding up, or both, as the content may require. Junior Stock includes the Class A Common Shares, Class B Common Shares and Class C Common Shares of the Corporation.

8. Definitions. As used herein with respect to the Series B:

“Articles of Incorporation” means the amended and restated articles of incorporation of the Corporation, as it may be amended from time to time in a manner consistent with this Statement of Designation, and shall include this Statement of Designation.

“BCA” means the Business Corporations Act of the Marshall Islands.

“Board of Directors” means the board of directors of the Corporation.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to close.

“Bylaws” means the bylaws of the Corporation, as they may be amended from time to time in a manner consistent with this Statement of Designation.

“Class A Common Shares” means the Class A common shares of the Corporation, par value $0.01 per share.

“Common Shares” means each of the Corporation’s Class A Common Shares, Class B Common Shares and Class C Common Shares and any other outstanding class of common shares of the Corporation.

“Dividend Payment Date” means each of the following dates, each a “Dividend Payment Date”: March 31, June 30, September 30 and December 31 of each year; provided that if any Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be on the immediately succeeding Business Day.

“Dividend Period” means a period of time commencing on and including a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date) and ending on and including the calendar day next preceding the next Dividend Payment Date.

“Dividend Rate” means (i) with respect to the period between from the Original Issue Date until June 30, 2012, at an annual rate of 5% of the Liquidation Preference, (ii) with respect to the period from and including July 1, 2012 until June 30, 2013, at an annual rate of 8% of the Liquidation Preference, and (iii) with respect to all periods from and after July 1, 2013, at an annual rate of 10% of the Liquidation Preference.

“Holder” means the Person in whose name the shares of Series B are registered on the stock register of the Corporation, which may be treated by the Corporation, Transfer Agent and Registrar as the absolute owner of the shares of Series B for all purposes to the fullest extent permitted by law.

“Junior Stock” has the meaning set forth in Section 7(c) of this Statement of Designation.

“Liquidation Event” means the occurrence of a liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary.

“Liquidation Preference” has the meaning set forth in Section 4(b) of this Statement of Designation.

“Original Issue Date” means May 27, 2010.

“Parity Stock” has the meaning set forth in Section 7(b) of this Statement of Designation.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Preferred Shares” means any and all series of preferred shares of the Corporation, including the Series B.

“Redemption Date” has the meaning set forth in Section 6 of this Statement of Designation.

“Redemption Notice” has the meaning set forth in Section 6(b) of this Statement of Designation.

“Redemption Price” has the meaning set forth in Section 6(a) of this Statement of Designation.

“Registrar” means American Stock Transfer & Trust Company, acting in its capacity as registrar for the Series B, and its successors and assigns or any other registrar appointed by the Corporation.

“Senior Stock” has the meaning set forth in Section 7(a) of this Statement of Designation.

“Series A Preferred Stock” means the Corporation’s 12% Series A Cumulative Preferred Shares.

“Series B” has the meaning set forth in Section 1 of this Statement of Designation.

“Series B Liquidation Preference” has the meaning set forth in Section 3(a) of this Statement of Designation.

“Statement of Designation” means this Statement of Designation relating to the Series B, as it may be amended from time to time in a manner consistent with this Statement of Designation.

“Transfer Agent” means American Stock Transfer & Trust Company, acting in its capacity as transfer agent for the Series B, and its respective successors and assigns or any other transfer agent appointed by the Corporation.

For all purposes relevant to this Statement of Designation: The terms defined in the singular have a comparable meaning when used in the plural and vice versa. Whenever the words

“include,” “includes,” or “including” are used, they are deemed followed by the words “without limitation.” All references to number of shares, amounts per share, prices, and the like shall be subject to appropriate adjustment for stock splits, stock combinations, stock dividends and similar events. If any event under this Statement of Designation occurs on a Saturday, Sunday, or legal holiday, then such event shall be deemed to occur on the first Business Day after such date.

9. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the record holder of any share of Series B as the true and lawful owner thereof for all purposes, and neither the Corporation nor such Transfer Agent shall be affected by any notice to the contrary.

10. Notices. All notices or communications in respect of Series B shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Statement of Designation, in the Articles of Incorporation and Bylaws or by applicable law.

11. Other Rights. The shares of Series B shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in Articles of Incorporation or as provided by applicable law.

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IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set his hand this 27th day of May, 2010.

SEASPAN CORPORATION

By:	/S/ GERRY WANG
Name: Gerry Wang
Title: Chief Executive Officer

[Statement of Designation Signature Page]